SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

[ X ] Filed by the registrant

[   ] Filed by a party other than the registrant


Check the appropriate box:

[   ] Preliminary Proxy Statement

[   ] Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))

[ X ] Definitive Proxy Statement

[   ] Definitive Additional Materials

[   ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                   CAREY INSTITUTIONAL PROPERTIES INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

CIP (TM) Carey Institutional Properties Incorporated     Carey Property Advisors


                                                                  April 29, 1997



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD TUESDAY, JUNE 10, 1997

     The Annual Meeting of the Shareholders of Carey Institutional Properties, Incorporated will be held at the executive offices of the Company, 50 Rockefeller Plaza, New York, New York on Tuesday, June 10, 1997 at 10:00 a.m. for the following purposes:

         1. To elect seven Directors for the following year.

         2. To approve a plan for the grant of stock options.

         3. To transact such other business as may properly come before the meeting.

         The Directors have fixed the close of business on April 7, 1997 as the record date for the Shares entitled to vote at the meeting. If you are present at the meeting, you may vote in person even though you have previously delivered your proxy.


                                              By Order of the Board of Directors




                                              /s/Michael B. Pollack
                                              ---------------------
                                              Michael B. Pollack
                                              Secretary






     SHAREHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE BUSINESS REPLY ENVELOPE PROVIDED. SHAREHOLDERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON.










An affiliate of W. P. Carey & Co., Inc., 50 Rockefeller Plaza, New York, NY 10020 212-492-1100 Fax 212-977-3022 W. P. CAREY

                  CAREY INSTITUTIONAL PROPERTIES INCORPORATED

                                 PROXY STATEMENT
                                 APRIL 29, 1997

     The enclosed proxy is solicited by the Directors of Carey Institutional Properties, Incorporated (the "Company") for use at the Annual Meeting of Shareholders to be held at the offices of the Company, 50 Rockefeller Plaza, New York, New York at 10:00 a.m. on Tuesday, June 10, 1997 (the "Annual Meeting"). The proxy may be revoked at any time prior to voting thereof by notifying the persons named in the proxy of intention to revoke, by execution and delivery of a later dated proxy or by appearing at the Annual Meeting and voting in person the Shares to which to proxy relates. Shares represented by executed proxies will be voted, unless a different specification is indicated therein, for election as Directors of the persons named therein.

     The Proxy Statement and the enclosed proxy were mailed by May 5, 1997 to Shareholders of record at the close of business on April 7, 1997 (the "Record Date"). The Company has mailed each Shareholder of record as of the Record Date an Annual Report that includes audited financial statements for the year ended December 31, 1996.

     The holders of a majority of the Shares entitled to vote present at the Annual Meeting in person or represented by proxies will constitute a quorum for the transaction of business. The affirmative vote of a plurality of the Shares whose holders constitute a quorum is required to elect Directors. At the close of business on the Record Date, the Company had 16,636,711 Shares outstanding and entitled to vote. Each Share has one vote on all matters including those to be acted upon at the Annual Meeting.

     The mailing address of the Company is 50 Rockefeller Plaza, New York, New York 10020. Notices of revocation of proxies should be mailed to that address.

     The Company will provide Shareholders, without charge, a copy of the company's annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1996, including the financial statements and schedules attached thereto, upon written request to Ms. Susan C. Hyde, Director of Investor Relations of the Company, at Carey Institutional Properties Incorporated, 50 Rockefeller Plaza, New York, New York 10020.

Election of Directors

     At the Annual Meeting, seven Directors are to be elected, each to hold office until the next Annual Meeting of Shareholders and until his successor is duly elected and qualified, except in the event of death, resignation or removal. Unless otherwise specified, proxies solicited hereby will be voted for the election of the nominees listed below, except that in the event any of those named should not continue to be available for election, discretionary authority may be exercised to vote for a substitute. No circumstances are presently known that would render any nominee named herein unavailable. All but two of the nominees are now members of the Board of Directors.

     The nominees, their ages, the year of election of each of the Board of Directors, their principal occupations during the past five years or more, and directorships of each in public companies in addition to the Company, are as follows:

     William P. Carey, age 66, Chairman and Chief Executive Officer, has been active in lease financing since 1959 and a specialist in net leasing of corporate real estate property since 1964. Before founding W. P. Carey & Co., Inc. ("W. P. Carey") in 1973, he served as Chairman of the Executive Committee of Hubbard, Westervelt & Mottelay (now Merrill Lynch Hubbard), head of Real Estate and Equipment Financing at Loeb Rhoades & Co. (now Lehman Brothers), and head of Real Estate and Private Placements, Director of Corporate Finance and Vice Chairman of the Investment Banking Board of duPont Glore Forgan Inc. A graduate of the University of Pennsylvania's Wharton School, Mr. Carey is a Governor of the National Association of Real Estate Investment Trusts (NAREIT). He also serves on the boards of The Johns Hopkins University its medical school and School of Advanced International Studies, Templeton College of Oxford University, The James A. Baker III Institute for Public Policy at Rice University and other educational and philanthropic institutions. He founded the Visiting Committee to the Economics Department of the University of Pennsylvania and co-founded with Dr. Lawrence R. Klein the Economics Research Institute at that university. Mr. Carey also serves as Chairman of the Boards and Chief Executive Officer of CPA(R):10 and CPA(R):12. Mr. Carey is the brother of Francis J. Carey and an uncle of H. Augustus Carey. Mr. Carey was elected to the Board of Directors of the Company in 1991.

     Ralph G. Coburn, Rear Admiral USNR (Ret.), age 87, is former President and Chief Executive Officer of Hubbard Real Estate Investments (now HRE Properties) ("Hubbard"), a $100,000,000 equity REIT sponsored by Merrill Lynch and listed on the New York Stock Exchange. While with Hubbard, he was also Senior Vice President and a director of Merrill Lynch Hubbard, Inc., advisor to Hubbard and a specialist in real estate and corporate finance. With Merrill Lynch Hubbard's predecessor corporation, Admiral Coburn had been engaged in a diversity of real estate activity for more than 20 years. A graduate of Harvard College, Harvard Law School and the Naval War College, Admiral Coburn previously served as Managing Director of the National Association of Real Estate Investment Trusts, Washington, DC, representing the multi-billion dollar REIT industry, and also serves as a Director of CPA(R):10 and CPA(R):12. Admiral Coburn was elected to the Board Directors of the Company in 1991.

     Barclay G. Jones III, age 36, is an Executive Vice President and Managing Director of W. P. Carey & Co. Mr. Jones joined W. P. Carey & Co. as Assistant to the President in July 1982 after his graduation from the Wharton School of the University of Pennsylvania where he majored in Finance and Economics. Mr. Jones has served as a Director of W. P. Carey & Co. since April 1992 and is a Director of the Wharton School Club of New York.

     William Ruder, age 75, is Chairman of the Board of William Ruder Incorporated, a consulting firm founded in 1981. From 1948 to 1981, Mr. Ruder was in partnership with David Finn at the firm of Ruder & Finn, an international public relations company. He is a former Assistant Secretary of Commerce of the United States and is on the board of directors of the United Nations Association of the United States of America, Junior Achievement and the Council on Economic Priorities. He is a member of the Board of Overseers of the Wharton School of the University of Pennsylvania and has also served as a consultant to the Communications Advisory Board to the White House Press Secretary, the Committee for Economic Development and the Office of Overseas Schools for the U.S. State Department. Mr. Ruder is a Tobe Lecturer at the Harvard Graduate School of Business and is associated with several other business, civic and cultural organizations. He received a B.S.S. degree from the City College of New York. Mr. Ruder served as a Director of W. P. Carey & Co. from 1987 to 1990. He also is a Director of CPA(R):10 and CPA(R):12. Mr. Ruder was elected to the Board of Directors of Company in 1991.

     George E. Stoddard, age 80, was until 1979 officer-in-charge of the Direct Placement Department of The Equitable Life Assurance Society of the United States ("Equitable"), with responsibility for all activities related to Equitable's portfolio of corporate investments acquired through direct negotiation. Mr. Stoddard was associated with Equitable for over 30 years. He holds an A.B. degree from Brigham Young University, an M.B.A. from Harvard
Business School and an LL.B. from Fordham University Law School. Mr. Stoddard also serves as a Managing Director of W. P.Carey &Co.

     Charles C. Townsend, Jr., age 69, currently is an Advisory Director of Morgan Stanley & Co., having held such position since 1979. Mr. Townsend was Partner and Managing Director of Morgan Stanley & Co. from 1963 to 1978 and served as Chairman of Morgan Stanley Realty Corporation from 1977 to 1982. Mr. Townsend holds a B.S.E.E. from Princeton University and an M.B.A. from Harvard University. Mr. Townsend was elected to the Board of Directors of the Company in 1991, and as Vice Chairman of the Board in 1992. Mr. Townsend also currently serves as a Director of CPA(R):10 and CPA(R):12

     Warren G. Wintrub, age 63, retired in 1992 from Coopers & Lybrand after 35 years. Mr. Wintrub was elected a partner of Coopers & Lybrand in 1963 and specialized in tax matters and served on that firm's Executive Committee from 1976 to 1988 and as Chairman of its Retirement Committee from 1979 to 1992. Mr. Wintrub holds a B.S. degree from Ohio State University and an LL.B. from Harvard Law School. He currently serves as a director of Chromcraft Revington, Inc. and Getty Petroleum Co. Mr. Wintrub is also a Director of CPA(R):10 and CPA(R):12.

Committees of the Board of Directors

     The Board of Directors of the Company has a standing Audit Committee (the "Audit Committee") which is chaired by Mr. Wintrub. The Audit Committee, which held one meeting in 1996 attended by all members, reviews on behalf of the Board of Directors the financial information provided to Shareholders, regulatory authorities and governmental agencies for accuracy, reliability and completeness. In addition, it reviews the Company's systems of internal control and accounting policies for effectiveness in safeguarding the assets of the Company. The Audit Committee also reviews the performance of the Advisor and provides a report of its findings to the full Board of Directors. Members of this Audit Committee include Warren G. Wintrub, William Ruder, Francis J. Carey and William P. Carey.

     The Board of Directors of the Company does not have a standing nominating or compensation committee.

Board Meetings and Directors' Attendance

     There were six Board meetings held in 1996. No incumbent Director attended less than 75% of the total number of Board and Audit Committee meetings held in 1996.

Compensation of Directors and Executive Officers

     The Company has no employees. Day-to-day management functions are performed by Carey Property Advisors (the "Advisor"). Please see the section titled "Certain Transactions" for a description of the contractual arrangement between the Company and the Advisor.

     During 1996, the Company paid no cash compensation to any of its executive officers.

     During 1996, the Directors as a group received fees of $102,500. William P. Carey and Francis J. Carey received no compensation for serving as Directors.

Compensation Committee Interlocks and Insider Participation

     The Company is required to disclose certain "interlocks" and participation by "insiders" in compensation decisions. The Company has no employees and does not pay salaries, benefits or other compensation to its executive officers.

Insider Participation

     For a description of all transactions of the Company involving insider participation, see "Certain Transactions."

Interlocks

     With respect to "interlocks" between the Company's Board of Directors and the Boards of Directors of other entities, all of the members of the Company's Board of Directors, except for H. Cabot Lodge III, are members of the Board of Directors of Corporate Property Associates 10 Incorporated. William P. Carey and Francis J. Carey are also members of the Boards of Directors of W. P. Carey & Co., CFA and various other affiliates of W. P. Carey & Co. William P. Carey is also Vice Chairman and a member of the Board of Directors of Carey Financial Corporation (the broker-dealer firm that acted as Sales Agent for the company's initial public offering of common stock). William P. Carey, Ralph G. Coburn, H. Cabot Lodge III, William Ruder and Charles C. Townsend are also Directors of Corporate Property Associates 12 Incorporated.

Ownership of Equity Securities

     "Beneficial Ownership" as used herein has been determined in accordance with the rules and regulations of the Securities and Exchange Commission and is not to be construed as a representation that any of such shares are in fact beneficially owned by any person. As of the Record Date, there is one Shareholder known to the Company who owns beneficially 5% or more of the outstanding Shares.

     The following table sets forth the number of shares of the Company's common stock beneficially owned by each person who is known to the Company to be beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock, by each of the Directors, by each of the executive officers named in the Executive Officers Table who own shares and by all Directors and executive officers of the Company as a group as of the Record Date:

                                                                                Amount and Nature
                                                                                   of Beneficial
         Title of                               Name of                            Ownership of                 Percent
          Class                              Beneficial Owner                      Common Stock                 of Class
          -----                              ----------------                      ------------                 --------
         Common                          Denver Public Employees                    1,091,637                     6.56%
                                         Retirement System
         Common                          Contra Costa County Retirement System        900,359                     5.41%
         Common                          Coors                                             --                       *
                                         Retirement Trust                             274,923                       *
         Common                          William P. Carey                              30,000 (1)                   *
         Common                          Francis J. Carey                              34,500 (2)                   *
         Common                          William Ruder                                  1,000                       *
         Common                          Donald E. Nickelson                            3,851                       *
         Common                          Charles C. Townsend, Jr.                       3,000 (3)                   *
         Common                          H. Cabot Lodge III                             1,000 (4)                   *
         Common                          Ralph G. Coburn                                  500                       *
         Common                          Warren G. Wintrub                                --                       --
         Common                          Barclay G. Jones III                             500 (5)                   *
         Common                          H. Augustus Carey                              4,500 (6)                   *
         Common                          Debra E. Bigler                                1,000                       *
         Common                          Ted G. Lagreid                                 1,000                       *
         Common                          Claude Fernandez                               1,770 (7)                   *
         Common                          Michael D. Roberts                             1,760 (8)                   *
         Common                          John J. Park                                     500 (9)                   *
         Directors & Executive
           Officers as a Group
           (18 persons)                                                                54,881                       *
-----------------------
(*) Less than 1% of the class of stock.

(1)  Includes  20,000  Shares  owned by the  Advisor,  of which Carey  Fiduciary
     Advisors, Inc. ("CFA"), a corporation wholly owned by Mr. William P. Carey, is the general partner, and 10,000 Shares owned by the W. P. Carey
     Foundation, a charitable foundation of which Mr. William P. Carey is Chairman. The inclusion of these Shares in the table shown above is not to be construed as a representation that Mr. William P. Carey beneficially owns such Shares.

(2)  Includes  20,000 Shares owned by the Advisor  attributed to Mr.  Francis J.
     Carey by reason of his position as President of CFA, the general partner of the Advisor, and 10,000 Shares owned by the W. P. Carey Foundation, a charitable foundation of which Mr. Francis J. Carey is President. The inclusion of these Shares in the table shown above is not to be construed as a representation that Mr. Francis J. Carey beneficially owns such Shares.

(3) Of these Shares, 1,000 are held by Mr. Townsend's wife and 1,000 are held in a trust in which Mr. Townsend serves as a trustee. Mr. Townsend disclaims beneficial ownership of such Shares.

(4)  500 of these Shares are held as custodian for one of Mr. Lodge's  children.
     Mr. Lodge disclaims beneficial ownership of such Shares.

(5)  These  shares are held as custodian  for one of Mr.  Jones'  children.  Mr.
     Jones disclaims beneficial ownership of such Sshares.

(6) Of these Shares, 1,000 are held by Mr. Carey's wife and 2,500 are held in custodial accounts for his two children. Mr. Carey disclaims beneficial ownership of such Shares.

(7) Mr. Fernandez owns 521 of these Shares jointly with his wife. Another 521 of these Shares are held as custodian for one of Mr. Fernandez's children.
     Mr. Fernandez disclaims beneficial ownership of such Shares.

(8) Mr. Roberts owns 760 of these Shares jointly with his wife. Another 1,000 of these Shares are owned jointly with his mother. Mr. Roberts has the right to vote all of these Shares.

(9)  Mr. Park's Shares are held as custodian for his child.

Board Compensation Committee Report on Executive Compensation

     Securities and Exchange Commission Regulations require the disclosure of the compensation policies applicable to executive officers in the form of a report by the compensation committee of the Board of Director is (or a report of the full Board of Directors in the absence of a compensation committee). As noted above, the Company has no employees and pays no compensation. As a result, the Board of Directors has not considered compensation policy for employees and has not included a report with this proxy statement.


Performance Graph

     The graph below provides an indicator of cumulative shareholder returns for the Company as compared with the S&P 500 Stock Index and a Peer Group(1).


                    [GRAPHIC-GRAPH PLOTTED TO POINTS BELOW]


                             Four year Return among
                             CIP, S&P 500 Index and Peer Group Index
                             -------------------------------------------------------------
                                         1992       1993       1994       1995       1996
                                         ----       ----       ----       ----       ----
S&P 500                      100.00     107.62     118.45     120.01     165.13     211.04
CIP                          100.00     107.10     115.04     124.26     134.31     145.29
Peer                         100.00     108.65     117.47     125.07     131.09     137.54
Peer w/o CPA:10 & CPA:12     100.00     110.12     119.96     128.11     134.28     140.92

(1) The Peer Group Index included in the Performance Graph has been constructed and calculated by the Company. The Peer Group is comprised of issuers whose securities are publicly held but for which no active trading market exists. The index has been constructed assuming a constant share price and the annual reinvestment of dividends. The issuers included in the peer group and the relative weighting of the issuers' returns in the total index (calculated using total initial market capitalization) are as follows:


                                                                WEIGHTING IN
                                                              PEER GROUP INDEX
                                                        ---------------------------
ISSUER                                                  1994        1995       1996
------                                                  ----        ----       ----
PW Independent Living Mortgage Fund, Inc.               19.84%     19.84%     19.84%
PW Independent Living Mortgage Fund, Inc. II            13.67%     13.67%     13.67%
PW Retail Property Investments, Inc.                    26.38%     26.38%     26.38%
T. Rowe Price Renaissance Fund, Ltd.                     5.54%      5.54%      5.54%
CPA:10                                                  19.00%     19.00%     19.005
CPA:12                                                  15.57%     15.57%     15.57%

Certain Transactions

     William P. Carey, the Company's Chief Executive Officer, and Francis J. Carey, the Company's President, are both members of the Company's Board of Directors. During 1996, Carey Property Advisors (the "Advisor"), a Pennsylvania limited partnership whose general partner is Carey Fiduciary Advisors, Inc. ("CFA") and whose limited partners are William P. Carey and Francis J. Carey, was retained by the Company to provide advisory services in connection with identifying and analyzing prospective property investments as well as providing day-to-day management services to the Company. All of the outstanding stock of CFA is owned by William P. Carey. For the services it provides to the Company, the Advisor earns an Asset Management Fee of .5% of the average invested assets of the Company and a .5% incentive fee which is subordinated to an 8% return to Shareholders. During 1996, the Asset Management Fee earned and received by the Advisor was $1,583,958. The Advisor will earn Subordinated Incentive Fees of the same amount if and when the cumulative cash dividend return of 8% is satisfied.

     In connection with services provided to the Company or the Advisor relating to property acquisitions or other investments made by the Company in 1996, the Company paid $2,020,306 in fees to affiliates during 1996. The total purchase price of the properties acquired by the Company, including all fees and expenses relating to such acquisitions, did not exceed the appraised value of the properties.

Proposal to Adopt Plan to Issue Stock Options

     Over the past two years, the Company has raised a total of $26 million from institutional investors in a private placement of common stock. The Company has undertaken this equity raising effort in order to increase its size and diversification, maintain its presence as a company providing capital to corporations through net lease financing, lower the average cost of capital and improve earnings per share for all Shareholders. W. P. Carey & Co., Inc., an affiliate of the Advisor, has conducted the private placement on behalf of the Company and to date has received no compensation.

     The  Independent  Directors have determined that the best way to compensate
W. P. Carey & Co. for their efforts in connection with raising institutional capital is to grant them options to purchase shares of the Company's common stock in lieu of cash compensation. The Independent Directors believe that the use of options will increase W. P. Carey & Co.'s ownership position in the Company and further align the interests of the Advisor and its affiliates with the interests of the Shareholders. In addition, the Company will be able to use the cash not used for compensation for additional investments in real estate for the benefit of all Shareholders.

     The Independent Directors are proposing a plan to compensation W. P. Carey & Co. for their services in connection with raising capital by paying them a fee of three percent of the capital raised. The fee will be paid in options to purchase Company stock exercisable at the same price as the price at which the shares were sold in the private placement. The options will be valued using the binomial formula and total value of the options granted (as determined using this formula) will equal three percent of the capital received by the Company. Towers Perrin advised the Independent Directors on the amount of the fee, the use of the options and the method of valuation of the options. W. P. Carey & Co. would be restricted from receiving options to purchase more than 20% of the issued and outstanding shares of the Company. The options would be exercisable over a ten-year period and would not be exercisable until six months after the date of grant.

     If the plan is approved, W. P. Carey & Co. will be granted 866,667 options exercisable at $10.00 per share and 750,000 options exercisable at $11.50 per share as compensation for raising $13,000,000 at $10 per share in 1995 and $13,000,000 at $11.50 per share in 1996.

     In 1996, the Shareholders approved a bylaw provision which provides that the Company may grant options if such grant is approved by the Independent Directors. The Independent Directors have elected to submit this proposal to the Shareholders for their approval even though such approval is not required.

     The affirmative vote of holders of a majority of the Company's Common Stock present at the meeting in person or by proxy is required for the adoption of the proposal. If the proposal is not approved by the Shareholders, the Independent Directors will not implement this plan. Unless otherwise directed, proxies will be voted "FOR" approval of this proposal.

Shareholder Proposals

     Any proposal which a Shareholder intends to present at the Company's 1998 Annual Meeting of Shareholders must be received by the Company no later than December 15, 1997 in order to be included in the Company's Proxy Statement and form of proxy relating to that meeting.

Independent Public Accountants

     The Company from its inception has engaged the firm of Coopers & Lybrand as its independent public accountants, and the Board of Directors has selected Coopers & Lybrand as auditors of the Company for 1997.

     A representative of Coopers & Lybrand will be present at the Annual Meeting, will be given the opportunity to make any statement he desires to make and will be available to respond to questions.

Other Matters

     Management does not know of other matters which are likely to be brought before the meeting. However, in the event that any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy are expected to vote the Shares represented by such proxy on such matters in accordance with their best judgment.

     The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Meeting and the enclosed proxy is to be borne by the Company.

     In addition to the solicitation of proxies by the use of the mails, the Company may utilize some of the officers and employees of the Advisor (who will receive no compensation in addition to their regular salaries) to solicit proxies personally and by telephone. The Company does not currently intend to retain a solicitation firm to assist in the distribution of proxy statements and the solicitation of proxies, but if sufficient proxies are not returned to the Company it may retain an outside firm to assist in proxy solicitation for a fee estimated not to exceed $7,500 plus out of pocket expenses. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the Proxy Statement to their principals and to request authority for the execution of proxies, and will reimburse such persons for their expenses in so doing.

                                              By order of the Board of Directors





                                              /s/William P. Carey
                                              -------------------
                                              William P. Carey
                                              Chairman of the Board and
                                              Chief Executive Officer



April 29, 1997

                                REVOCABLE PROXY
                  CAREY INSTITUTIONAL PROPERTIES, INCORPORATED

        [ X ] PLEASE MARK VOTES AS IN THIS EXAMPLE


                    Proxy for Annual Meeting of Shareholders
                                  June 10, 1997

                      THIS PROXY IS SOLICITED ON BEHALF OF
                             THE BOARD OF DIRECTORS

     The undersigned shareholder of Carey Institutional Properties, Incorporated appoints H. Augustus Carey, John J. Park and Claude Fernandez, and each of them, with full power of substitution, as proxy to vote all shares of the undersigned in Carey Institutional Properties, Incorporated at the Annual Meeting of Shareholders to be held on June 10, 1997 and at any adjournment thereof, with like effect and as if the undersigned were personally present and voting, upon the following matters:

1. Election of Directors for the One-Year Term Expiring in 1997


  William P. Carey        Barclay G. Jones III
  Ralph G. Coburn         William Ruder
  George Stoddard         Charles C. Townsend, Jr.        Warren G. Wintrub

  [   ] FOR               [   ] WITHHOLD                  [   ] FOR ALL EXCEPT

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.
--------------------------------------------------------------------------------




2. Approve a plan for the grant of stock options.

  [   ] FOR               [   ] AGAINST                  [   ] ABSTAIN


3. Such other matters as may properly come before the meeting at the discretion of the proxy holders.

  [   ] FOR               [   ] AGAINST                  [   ] ABSTAIN

PROXIES WILL BE VOTED AS DIRECTED OR SPECIFIED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED (1) FOR THE NOMINATED DIRECTORS, AND (2) FOR OR AGAINST ANY OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING AT THE DISCRETION OF THE PROXY HOLDER.

SIGNATURE(S) MUST CORRESPOND EXACTLY WITH NAME(S) AS IMPRINTED HEREON. When signing in a representative capacity, please give title. When shares are held jointly, only one holder need sign.

          Please be sure to sign and date this Proxy in the box below.


                   _________________________________________
                                      Date

                   _________________________________________
                             Stockholder sign above

                   _________________________________________
                         Co-holder (if any) sign above





    Detach above card, sign, date and mail in postage paid envelope provided.

                  CAREY INSTITUTIONAL PROPERTIES, INCORPORATED

                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY